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                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                           J&L Specialty Steel, Inc.
                                       at

                              $6.375 Net Per Share
                                       by

                             Ice Acquisition Corp.
                          a wholly owned subsidiary of

                                     Usinor

              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
         MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 10, 1998,
                         UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated November 12, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Ice Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Usinor, a societe anonyme organized under the laws of the Republic of France ("Parent"), to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of J&L Specialty Steel, Inc., a Pennsylvania corporation (the "Company"), at a price of $6.375 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $6.375 per Share, net to you in cash.

          2. The Offer is being made for all issued and outstanding Shares.

          3. The Board of Directors of the Company, by the unanimous vote of all directors present, and the Special Committee thereof (as defined in the Offer to Purchase) comprised of disinterested directors by unanimous vote has each determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the Company, and recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

          4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 10, 1998, UNLESS THE OFFER IS EXTENDED.

          5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the issued and outstanding Shares without regard to the Shares currently owned by Parent (the "Minimum Condition"). The Minimum Condition may not be waived without the consent of the Special Committee.
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          6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                          OF J&L SPECIALTY STEEL, INC.
                            BY ICE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                     USINOR

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 12, 1998, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Ice Acquisition Corp., a Pennsylvania corporation and a wholly owned subsidiary of Usinor, a societe anonyme organized under the laws of the Republic of France, to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of J&L Specialty Steel, Inc., a Pennsylvania corporation.

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: --------------, 199--


  Number of Shares to be Tendered:                 SIGN HERE
  ____________________ Shares*
                                                   --------------------------------------------
                                                   --------------------------------------------
                                                   Signature(s)
                                                   --------------------------------------------
                                                   --------------------------------------------
                                                   Please type or print name(s)
                                                   --------------------------------------------
                                                   --------------------------------------------
                                                   Please type or print address
                                                   --------------------------------------------
                                                   Area Code and Telephone Number
                                                   --------------------------------------------
                                                   Taxpayer Identification or Social Security
                                                   Number

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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